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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 8, 1997, except for Notes 8 and 9, as to which the date is September 30, 1997, included in the Prospectus of Therma-Wave, Inc. that is made part of the Registration Statement (Form S-1) relating to the
offering of up to       shares of its Common Stock.

San Jose, California
September 30, 1997

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  Neither a share price nor a range has been determined for common shares in this offering, which precludes management from calculating the pro forma net income per share under the method discussed in Note 1 to the consolidated financial statements. The foregoing consent is in the form that will be signed upon determination of the share price, if no other events have occurred from September 30, 1997 to the date of such determination that would affect the consolidated financial statements and notes thereto.

                                                    ERNST & YOUNG LLP

San Jose, California
September 30, 1997